Exhibit 4.8.80 - Document List - ELECTRIC COVER PAGE

SUNTEC Cleanroom & HVAC Engineering Co., Ltd

LIST OF DRAWINGS

New Plant Project of Shenyang Sunshine Pharmaceutical Company Limited

Production Workshop

Design of Working Drawings

Electrical Instrument